EXHIBIT 99.6

SPECIAL RATE PERIOD VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (this “Agreement”) is made and entered into effective for all purposes and in all respects as of January 26, 2017 by and among Lord Securities Corporation, including its successors and assigns by operation of law, as trustee (the “Trustee”), Toronto Dominion Investments Inc., including its successors and assigns by operation of law (the “Purchaser”), and Glass Lewis & Co., LLC, including its successors and assigns by operation of law (the “Voting Consultant”).

WHEREAS, the Purchaser is the legal and Beneficial Owner of the Series of Variable Rate Demand Preferred Shares listed on Schedule 1 to this Agreement (including as supplemented from time to time in accordance with this Agreement to add Additional VRDP Shares thereto) (the “VRDP Shares”), which VRDP Shares were issued by the respective issuers thereof listed on Schedule 1 to this Agreement (each, a “Fund”);

WHEREAS, the Purchaser may in the future become the legal and Beneficial Owner of additional Variable Rate Demand Preferred Shares (“Additional VRDP Shares”) and the parties hereto wish to provide a means of subjecting those Additional VRDP Shares to this Agreement as VRDP Shares;

WHEREAS, the Purchaser desires to transfer and assign irrevocably to the Trustee, and the Trustee desires to accept such transfer and assignment of, the right to vote for such Purchaser in connection with its voting rights set forth in Section 1 below as a Beneficial Owner of VRDP Shares that may be acquired from time to time by the Purchaser (such VRDP Shares, when owned by the Purchaser, the “Subject Shares”);

WHEREAS, the Voting Consultant, appointed pursuant to the Proxy Voting Consultant Agreement, shall analyze any Voting Matters (as defined below) requiring or permitting the owner of Subject Shares to vote in its capacity as an equity holder (whether at a meeting or otherwise) and shall provide a recommendation to the Trustee of how to vote with respect to such Voting Matters;

WHEREAS, the Voting Consultant and the Trustee are Independent (and not Affiliates) of the Purchaser; and

WHEREAS, the parties hereto desire to set forth In writing their understandings and agreements with respect to certain voting rights relating to the Subject Shares.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally and equitably to be bound, hereby agree as follows:

1. Creation of Trust

The Purchaser hereby irrevocably transfers and assigns to the Trustee, and the Trustee hereby accepts the transfer and assignment of, the right to vote for the Purchaser in connection with all of its voting rights as Beneficial Owner of Subject Shares with respect to the following matters (collectively, the “Voting Matters”):

(a) the election of the two members of the Board of Trustees of a Fund for which holders of VRDP Shares are exclusively (along with other Preferred Shares of the Fund) entitled to vote under Section 18{a)(2)(C) of the Investment Company Act of 1940, as amended, and all other rights given to holders of VRDP Shares of a Fund with respect to the election of the Board of Trustees of such Fund;

(b) any matters submitted co a vote of the shareholders of a Fund that do not relate to (i) the authorization, creation or issuance of any class or series of shares ranking prior to the VRDP Shares of such Fund with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of such Fund, or (ii) the amendment, alteration or repeal of the provisions of the declaration of trust of such Fund, the statement establishing and fixing the rights and preferences of any VRDP Shares of such Fund or any notice of special rate period establishing and fixing, in whole or in part, the rights and preferences of any VRDP Shares of such Fund during the special rate period applicable to such VRDP Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such VRDP Shares or the holders or the beneficial owners thereof; and

(c) any matters described in 12 C.F.R. § 225.2(q)(l).

In order to effect the transfer of voting rights with respect to the Voting Matters, the Purchaser hereby irrevocably appoints and constitutes the Trustee as its attorney-in-fact and agrees to grant the Trustee one or more irrevocable proxies with respect to the Voting Matters and further agrees to renew any such proxies that may lapse by their terms while any relevant Subject Shares are still subject to this Agreement.

The Purchaser will retain all other voting rights relating to the Subject Shares, provided that, for the avoidance of doubt, such voting rights shall not exceed those described in 12 C.F.R. § 225.2{q)(2). If any dividend or other distribution in respect of any Subject Shares is paid, such dividend or distribution will be paid directly to the Person (including, if applicable, the Purchaser) owning such Subject Shares, provided that any additional VRDP Shares included in such dividend or other distribution will become part of the Subject Shares covered by this Agreement.

2. Definitions

“Affiliate” means, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director or trustee, officer, employee or general partner (a) of such Person, (b) of any majority-owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or Indirect, (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or trustees of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Beneficial owner” means, with respect to any securities, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) the power to vote, or to direct the voting of, such securities and/or (ii) the power to dispose, or to direct the disposition of, such securities.

“Board of Trustees” means the Board of Trustees or Board of Directors, as applicable, of the relevant Fund or any duly authorized committee thereof.

“Independent” means, as to any Person, any other Person who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person, (ii) is not connected with such Person as an officer, employee, promoter, underwriter, partner, director or Person performing similar functions and (iii) is not otherwise subject to the undue influence or control of such other Person. For purposes of this definition, no Person will fail to be Independent solely because such Person acts as a voting consultant or trustee in respect of property owned by another Person or its Affiliates pursuant to this Agreement or any other agreement. With respect to item (i) above, “material direct or material indirect financial interest” means, (1) as to any Person, owning directly or indirectly (as principal for such Person’s own account) at least 5% of any class of the outstanding equity or debt securities issued by any other Person or (2) with respect to a Person (the “Investor”) owning directly or indirectly (as principal for the Investor’s own account) outstanding equity or debt securities of any other Person in an amount at least equal to 5% of the total consolidated shareholders equity of the Investor (measured in accordance with U.S. generally accepted accounting principles).

“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Proxy Voting Consultant Agreement” means that certain Proxy Voting Consultant Agreement by and between the Voting Consultant and the Purchaser (and/or an Affiliate of the Purchaser), as may be amended from time to time in accordance with the provisions thereof, which Proxy Voting Consultant Agreement sets forth additional details, including fees, pursuant to which the Voting Consultant is providing the services contemplated hereunder.

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3. Effect of Transfer

The Purchaser shall have the right to sell or otherwise transfer Subject Shares at any time in its sole discretion, subject to any transfer restrictions applicable to the Subject Shares. Upon the transfer of Subject Shares by the Purchaser to any third party (other than a transfer, if any, to an Affiliate of the Purchaser in connection with a related assignment to such Affiliate of the Purchaser’s rights and obligations under this Agreement pursuant to Section 20, in which case such Subject Shares shall remain Subject Shares under this Agreement) such Subject Shares shall cease to constitute Subject Shares under this Agreement (but subject to any transferred VRDP Shares again becoming Subject Shares pursuant to the definition thereof).

4. Trustee

(a) Rights And Powers Of Trustee. With respect to Subject Shares of which the Purchaser is the Beneficial Owner, the Trustee shall, in person or by nominees, agents, attorneys-in-fact, or proxies, have the right and the obligation to vote with respect to all Voting Matters requiring or permitting holders of VRDP Shares to vote with respect thereto, subject to the terms of this Agreement. The Trustee shall be obligated to vote with respect to any Voting Matter in accordance with Section 7 and the other provisions of this Agreement.

(b) Liability Of Trustee. In exercising the rights and powers of the Trustee hereunder, the Trustee will exercise all such rights and powers in the Trustee’s best judgment and in accordance with the recommendations of the Voting Consultant; provided, however, the Trustee shall not be liable for any action taken by the Trustee or the Trustee’s agent, except for liability arising from the Trustee’s bad faith, wilful misconduct or gross negligence. The Trustee shall not be required to give any bond or other security for the discharge of the Trustee’s duties.

(c) Resignation of and Successor Trustee. The Trustee may at any time resign as Trustee by delivering a resignation in writing to the Purchaser and the Voting Consultant to become effective at least 90 days after the date of such delivery, but in any event such notice shall not become effective prior to the acceptance of a successor Trustee. The Trustee shall nominate a successor Trustee acceptable to the Purchaser, who shall have all rights, powers and obligations of the resigning Trustee as set forth in this Agreement, and all rights, powers and obligations of the resigning Trustee hereunder shall immediately terminate upon the acceptance by the successor Trustee of such nomination and the execution of this Agreement by the successor Trustee as “Trustee” hereunder. No such resignation shall become effective until such time as a successor Trustee has been appointed and such appointment has been accepted. The fact that any Trustee has resigned such Trustee’s position as a Trustee shall not act, or be construed to act, as a release of any Subject Shares from the terms and provisions of this Agreement.

(d) Removal. The Trustee may be removed by the Purchaser upon 30 days’ prior written notice upon either (i) a material breach by the Trustee of its obligations hereunder or (ii) any action or inaction of the Trustee that constitutes bad faith, negligence or wilful misconduct in the performance of its obligations hereunder.

(e) Independent. The Trustee represents that it is Independent (and not an Affiliate) of the Purchaser.

5. Voting Consultant

(a) Liability Of Voting Consultant. In providing its voting recommendations on Voting Matters hereunder, the Voting Consultant will provide such recommendations in the Voting Consultant’s best judgment as to the best interests of the Purchaser as holder and beneficial owner of the Subject Shares with respect to the Voting Matters; provided, however, the Voting Consultant shall not be liable for any action taken by such Voting Consultant or the Voting Consultant’s agent, except for I/ability arising from the Voting Consultant’s bad faith, wilful misconduct or gross negligence. For the avoidance of doubt, the Voting Consultant’s maximum liability shall be limited to an amount not to exceed the total amounts of the fees the Voting Consultant receives under the Proxy Voting Consultant Agreement in any one year period for any and all claims made within that one year period; provided that, if a breach of Section S(d) is determined to have occurred, the sole remedy shall be the immediate removal of the Voting Consultant by the Purchaser in the Purchaser’s sole discretion and no monetary damages shall be due or payable. In addition, the Voting Consultant shall not be liable for any action taken by the Trustee contrary to the recommendations provided by the Voting Consultant.

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(b) Resignation of and Successor Voting Consultant. The Voting Consultant may at any time resign as Voting Consultant by delivering a resignation in writing to the Purchaser and to the Trustee to become effective at least 90 days after the date of such delivery. Upon receipt of the Voting Consultant’s written resignation, the Purchaser shall use commercially reasonable efforts to appoint a successor Voting Consultant that has been consented to by the Trustee, such consent not to be unreasonably withheld. If the Voting Consultant shall resign but a successor Voting Consultant has not assumed all of the Voting Consultant’s duties and obligations within 90 days of such resignation, the Voting Consultant may petition any court of competent jurisdiction for the appointment of a successor Voting Consultant. No such resignation shall become effective until such time as a successor Voting Consultant has been appointed and such appointment has been accepted.

(c) Removal. The Voting Consultant may be removed by the Purchaser upon 30 days’ prior written notice upon either (i) a material breach by the Voting Consultant of its obligations hereunder or (ii) any action or inaction of the Voting Consultant that constitutes bad faith, gross negligence or wilful misconduct in the performance of its obligations hereunder.

(d) Independent. The Voting Consultant represents that it is Independent (and not an Affiliate) of the Purchaser; provided, however, if the Voting Consultant becomes aware that the Voting Consultant is no longer Independent of the Purchaser, the Voting Consultant shall promptly, and in no event later than two Business Days after becoming so aware, notify the Purchaser and shall abstain from making voting recommendations during any period of time during which the Voting Consultant is not Independent of the Purchaser. If the Voting Consultant notifies the Purchaser that it is no longer Independent of the Purchaser, the Purchaser shall use commercially reasonable efforts to identify and appoint a replacement voting consultant.

6. Additional VRDP Shares; Amount of Subject Shares Notification

If the Purchaser acquires any Additional VRDP Shares, the Purchaser may provide a written notice to the Voting Consultant and Voting Trustee identifying the relevant Additional VRDP Shares as VRDP Shares for purposes of this Agreement, which notice shall be accompanied by a revised Schedule 1 supplemented to include such Additional VRDP Shares as VRDP Shares and specifying the effective date of such revised schedule. Thereafter, such Additional VRDP Shares shall constitute “VRDP Shares” under this Agreement. Additionally, on any date on which the Purchaser otherwise acquires any Subject Shares, or sells or otherwise transfers any Subject Shares to another Beneficial Owner (including a transfer, if any, to an Affiliate of the Purchaser in connection with a related assignment to such Affiliate of the Purchaser’s rights and obligations under this Agreement), the Purchaser shall promptly notify the Trustee of such occurrence and the number of Subject Shares that the Purchaser {and any such Affiliate) then owns.

7. Voting Communications

At any time during which the Purchaser is the Beneficial Owner of Subject Shares, the Purchaser shall notify the Trustee and the Voting Consultant as soon as possible and, in any event, not later than two Business Days after receipt of notice that a vote of the holders of VRDP Shares has been requested or permitted on any Voting Matter and the Purchaser shall, within such same time frame, forward any information sent to the Purchaser in connection with such vote to the Trustee and the Voting Consultant by Electronic Means.

The Voting Consultant shall analyze and provide a voting recommendation to the Trustee {with a copy to the Purchaser) with respect to each Voting Matter in respect of the relevant Subject Shares. The Trustee is obligated to act in accordance with the voting recommendation made by the Voting Consultant in its voting recommendation. If the Voting Consultant fails to provide a voting recommendation to the Trustee on or prior to the deadline for submission of such vote, the Trustee shall not be obligated to provide a vote on behalf of the Purchaser on such deadline and shall provide notice of the failure to receive a voting recommendation to the Purchaser and the Voting Consultant. In all Voting Matters, the Trustee shall use the proxies granted to it by the Purchaser to vote the relevant Subject Shares in accordance with the voting recommendation made by the Voting Consultant, and the Purchaser shall not exercise any voting rights in such matters.

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8. Indemnification

(a) Of the Trustee and the Voting Consultant. The Purchaser shall indemnify and hold the Trustee and the Voting Consultant and the Trustee’s and the Voting Consultant’s agents, employees, officers and directors harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever in connection with or growing out of (i) with respect to the Trustee, the administration of the voting trust created by this Agreement or (ii) with respect to the Trustee and the Voting Consultant, the exercise of any powers or the performance of any duties by the Trustee or the Voting Consultant as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Trustee and the Voting Consultant separately, such as may arise from the bad faith, willful misconduct or gross negligence of the Trustee or the Voting Consultant, respectively. In no event shall the Purchaser be liable for special, incidental, indirect or consequential damages.

(b) Of the Purchaser and the Voting Consultant. The Trustee shall indemnify and hold the Purchaser and the Voting Consultant and the Purchaser’s and the Voting Consultant’s agents, employees, officers and directors harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Purchaser or the Voting Consultant in connection with or growing out of the bad faith, wilful misconduct or gross negligence of the Trustee in connection with the exercise of any powers or the performance of any duties by the Trustee as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Purchaser and the Voting Consultant separately, such as may arise from the wilful misconduct or gross negligence of the Purchaser or the Voting Consultant, respectively. In no event shall the Trustee be liable for special, incidental, indirect or consequential damages.

(c) Of the Purchaser and the Trustee. The Voting Consultant shall indemnify and hold the Purchaser and the Trustee and the Purchaser’s and the Trustee’s agents, employees, officers and directors harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Purchaser or the Trustee in connection with or growing out of the bad faith, wilful misconduct or gross negligence of the Voting Consultant in connection with the exercise of any powers or the performance of any duties by the Voting Consultant as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Purchaser and the Trustee separately, such as may arise from the wilful misconduct or gross negligence of the Purchaser or the Trustee, respectively; provided, however, that the Voting Consultant’s maximum liability under this Section 8(c) shall be limited to an amount not to exceed the total amount of the fees the Voting Consultant receives under the Proxy Voting Consultant Agreement in any one year period for any and all claims made within that one year period. In no event shall the Voting Consultant be liable for special, incidental, indirect or consequential damages.

(d) Conditions to Indemnification. An indemnified party must give the other party(ies) prompt written notice of any claim and allow the indemnifying party to defend or settle the claim as a condition to indemnification. No settlement shall bind any party without such party’s written consent.

9. Termination of Agreement

(a) This Agreement and the voting trust created hereby shall terminate with respect to any VRDP Shares identified in writing by the Purchaser in a notice provided to the Trustee and the Voting Consultant (i) at the option of the Purchaser, upon the non-payment of dividends on such VRDP Shares for two years (whether or not such VRDP Shares constitute Subject Shares at such time), (ii) at the option of the Purchaser, at any time that the Purchaser is not the Beneficial Owner of any VRDP Shares (i.e., such VRDP Shares are not Subject Shares) or (iii) at the option of the Purchaser, in connection with the Purchaser entering into a replacement voting trust agreement in respect of such VRDP Shares.

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(b) Upon the termination of this Agreement with respect to any VRDP Shares, the voting trust created pursuant to Section 1 hereof shall cease to have any effect with respect to such VRDP Shares, and the parties hereto shall have no further rights or obligations under this Agreement with respect to such VRDP Shares. Upon the termination of this Agreement with respect to all VRDP Shares, the parties hereto shall have no further rights or obligations under this Agreement, provided that Section 8 hereof shall survive the termination of this Agreement.

10. Trustee’s Compensation

The Trustee shall be entitled to the compensation set forth in the letter agreement between the Purchaser (or an Affiliate thereof) and the Trustee dated as of January 26, 2017, as may be amended from time to time.

11. Voting Consultant’s Compensation

The Voting Consultant shall be entitled to the compensation pursuant to the Proxy Voting Consultant Agreement.

12. Tax Treatment

It is the intention of the parties hereto that for all federal, state and local income and other tax purposes the Beneficial Owner shall be treated as the owner of the relevant Subject Shares and, except as otherwise required by law or by generally accepted accounting principles in the case of financial reporting, no party shall take a contrary position in any tax return or report or otherwise act in a contrary manner.

13. Notices

All notices, requests and other communications to the Purchaser, the Trustee or the Voting Consultant shall be in writing (including telecopy, electronic mail or similar writing), except in the case, if any, of notices and other communications expressly permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or to such other Person and/or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by mail, five days after such communication is deposited in the mail, return receipt requested, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this Section. The notice address for each party is specified below:

if to the Purchaser:

Toronto Dominion Investments Inc.

31 West 52nd Street

New York, NY 10019

Attention:	Robert Franciscus, Managing Director, Head of Global Counterparty Credit
USA, TD Securities (USA) LLC
Telephone: (212) 827-7554
Facsimile: (212) 827-7244

With a copy to:	Rick Fogliano, Director, Head of Municipal Products, TD Securities (USA) LLC
Telephone: (212) 827-7172
Facsimile: (212) 827-7173
Email:	, muniops@tdsecurities.com, TDSFinance-NewYork@tdsecurities.com and rick.fogliano@tdsecurities.com

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if to the Trustee:

LordSPV, a TMF Group Company

48 Wall Street, 27th Floor

New York, NY 10005

Attention: Ed O’Connell

General Counsel

Telephone: (212) 346-9018

Facsimile: (212) 346-9012

Mobile: (646) 673-4090

Email:

if to the Voting Consultant:

Glass Lewis & Co.

44 Wall Street, Suite 2001

New York, NY 10005

Attention: Marguerite Pierce

Telephone: (646) 826-5654

Email:

With a copy to:

Glass Lewis & Co.

44 Wall Street, Suite 2001

New York, NY 10005

Attention: Dianne Lindsey

Telephone: (912) 576-2516

Email:

14. Modification

No modification of this Agreement shall be effective unless in writing and signed by all of the parties hereto.

15. Benefit and Burden

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and assigns.

16. Severability

The invalidity of any particular provision of this Agreement shall not affect the validity of the remainder hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

17. Headings

The section headings herein are for convenience of reference only and shall not affect the construction, or limit or otherwise affect the meaning, hereof.

18. Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

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19. Waiver of Jury Trial

THE PURCHASER, THE TRUSTEE AND THE VOTING CONSULTANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER(S) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

20. Assignment

None of the parties hereto may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties, provided that, without the consent of either the Trustee or the Voting Consultant, the Purchaser may assign its rights and obligations under this Agreement (i) to an Affiliate, (ii) to a successor entity following a consolidation, amalgamation with, or merger with or into, such successor entity or (iii) to a transferee that acquires all or substantially all of the Purchaser’s assets. Upon any such assignment, such assignee shall become the “Purchaser” hereunder, and the Purchaser and such assignee shall provide notice of such assignment to the other parties hereto. Any assignment other than in accordance with this Section 20 shall be void.

21. Conflicts with Other Documents

In the event that this Agreement requires any action to be taken with respect to any matter and the Proxy Voting Consultant Agreement requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of this Agreement in respect thereof shall control.

22. Counterparts

This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by the party so delivering such counterpart or other signature.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Toronto Dominion Investments Inc., as Purchaser

By:	/s/ Mansoor Mahmood
Name: Mansoor Mahmood
Title: President

Lord Securities Corporation, as Trustee

By:	/s/ Edward O’Connell
Name: Edward O’Connell
Title: Senior Vice President

Glass Lewis & Co., LLC, as Voting Consultant

By:	/s/ Jeff Thompson
Name: Jeff Thompson
Title: SVP Sales & Marketing

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Schedule 1

On File

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